                                                                   EXHIBIT 10.8*

                                MINING AGREEMENT



         THIS AGREEMENT (herein called "Agreement") made as of January 1, 2003, between Arcilla Mining & Land Co., a corporation organized and existing under the laws of the state of Georgia and having an office at P.O. Box 1371, Milledgeville, Georgia 31061 ("Contractor"), and CARBO Ceramics Inc., a corporation organized and existing under the laws of the state of Delaware and having an office at 6565 MacArthur Boulevard, Suite 1050, Irving, Texas 75039 ("Owner").

                                   WITNESSETH:

         WHEREAS, Contractor and Owner desire to enter into this Agreement which will (i) supercede and replace the Raw Materials Requirements Agreement entered into between Contractor and Owner dated November 18, 1997, and (ii) set out the terms pursuant to which Contractor shall mine (either from lands owned or leased by Owner (the "Owner's Lands") or from lands owned or leased by Contractor as described on Exhibits B, C, D and E hereto (the "Contractors' Lands") and deliver to Owner's Wilkinson County, Georgia manufacturing plant a supply of kaolin, a naturally occurring mineral more particularly described (and meeting the specifications set forth) in Exhibit A hereto (the "Product"), and,

         WHEREAS, Contractor is able and desires to mine and deliver such Product to Owner;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1. TERM

         The term of this Agreement shall be 20 years commencing January 1, 2003, and ending December 31, 2022.

2. CONTRACTOR'S RESPONSIBILITIES

         Contractor shall be specifically responsible for the following (herein called the "Work"):

         A. Obtaining and maintaining a valid mining permit from the State of Georgia and any other governmental body which requires Contractor to have a license or permit to mine and remove Product from the Subject Properties pursuant to this Agreement.

* Confidential Information in this Exhibit 10.8 has been omitted and filed separately with the Securities and Exchange Commission.

         B. Removing overburden from the Subject Properties in a manner so as to allow Owner unimpeded access to a minimum of 40,000 tons of Product at any given time.

         C. Maintaining roads to, from and across the Subject Properties in a manner suitable to mine and remove from the Subject Properties the Product described in this Contract.

         D. Reclaiming the Subject Properties in accordance with the permit(s) Contractor has obtained.

         E. Providing to Owner a site of location, size and character upon which to stockpile approximately 5,000 tons of the Product. Seller shall maintain such stockpile at all times during this Agreement.

         F. Contractor shall mine sufficient quantities of the Product to fill orders made by Owner on an "as needed" basis.

         G. Contractor shall deliver to the Owner's manufacturing plant (the "Plant") in Wilkinson County, Georgia the quantities of the Product ordered by Owner. If Owner requests delivery to any location other than the Plant, Owner shall bear all costs for transportation in excess of the cost to transport the Product to the Plant.

3. Purchase Commitment

         A. In each year during the term of this Agreement, Owner shall be obligated to accept deliveries of conforming Product from Contractor totaling, as a minimum, eighty percent (80%) of its actual annual requirements of the Product during such year for its operations in Wilkinson County, Georgia. In the event Contractor fails to deliver Product in a timely manner which has been ordered by Owner and Owner purchases such Product from another source or contracts with another contractor to mine and deliver such Product, Owner shall deduct the amount of such purchase or delivery from another source from the minimum purchase requirements set out in the preceding sentence.

4. PRICE

         The price per ton (the "Price Per Ton") for the Product mined and delivered by Contractor to the Plant shall be the sum of the Haulage Charge, the Overburden Charge, the Miscellaneous Charge, the Profit/Overhead Charge and, if applicable, the Royalty Charge.

         A. The Haulage Charge per short wet ton shall be determined from the following chart based on the number of miles the Product is hauled from the mining site to the Plant:


                                       Loading/
Distance              Haulage          Unloading         Total
---------------       -------          ---------         -----

0-5 Miles             $[*]             $[*]              $[*]

5.001-10 Miles        $[*]             $[*]              $[*]

10.001-15 Miles       $[*]             $[*]              $[*]


         B. The Overburden Charge per short wet ton shall be determined from the following chart based on the ratio of the number of feet of overburden which was removed to uncover the Product as compared to the number of feet of Product:

Ratio:

Overburden                Kaolin/Bauxite    Price Per Short Wet Ton
----------                --------------    -----------------------

   0.5                         1.0                   $[*]
   0.75                        1.0                   $[*]
   1.0                         1.0                   $[*]
   1.5                         1.0                   $[*]
   2.0                         1.0                   $[*]
   2.5                         1.0                   $[*]
   3.0                         1.0                   $[*]

         C. The Miscellaneous Charge is $[*] per short wet ton and is comprised of the following items per short wet ton:

                  Water Control                      $[*]

                  Quality/Safety Management          $[*]

                  Motor grading/Pit Clean-Up         $[*]

                  Environment                        $[*]

                  Survey Work                        $[*]
                                                     ---

                  TOTAL                              $[*]

         D.       The Profit/Overhead Charge is $[*] per short wet ton.

         E. Owner shall pay to Contractor the Royalty Charge per short wet ton of Product mined and delivered from Contractor's Lands to Owner which is payable by Contractor pursuant to the terms of written agreements with the landowners of the Contractor's Lands in effect on the date hereof. The Royalty Charge per short wet ton of

* Confidential Information omitted and filed separately with the Securities and Exchange Commission.

Product mined and delivered from Contractor's Lands which are owned (not leased) by Contractor shall be $[*] per short wet ton. No Royalty Charge shall be payable to Contractor with respect to Product mined from Owner's Lands.

         F. Beginning on January 1, 2003, the amount shown for Haulage Charge in subpart 4A shall be increased or decreased on each semiannual anniversary date of this Agreement to reflect any changes in the Producer Price Index ("PPI") for No. 2 Diesel Fuel (product code 2911-413) that occurred during the preceding six-month period (for an example of the calculation, see Appendix A). The adjustment shall be made as soon as the PPI for the applicable period is made available by the U.S. Department of Labor, Bureau of Labor Statistics or any other U.S. government organization that may have responsibility for publishing PPI data in the future. Contractor and Owner hereby recognize that such data is preliminary as initially published by the Bureau of Labor Statistics and agree to accept this preliminary data as final for purposes of calculating the adjustment to the Haulage Charge. Notwithstanding the adjustment determined in accordance with this subpart 4F, at no time shall the Haulage Charge be less than the amount shown for each relative distance in subpart 4A.

         G. Beginning on July 1, 2003, the amounts shown for Overburden Charge and Miscellaneous Charge in subparts 4B and 4C shall be adjusted on each anniversary date of this Agreement to reflect any changes in the Producer Price Index for kaolin and ball clay (product code 1455) that occurred during the prior twelve-month period (for an example of the calculation, see Appendix A). The adjustment shall be made as soon as the PPI for the applicable period is made available by the U.S. Department of Labor, Bureau of Labor Statistics or any other U.S. government organization that may have responsibility for publishing PPI data in the future. Contractor and Owner hereby recognize that such data is preliminary as initially published by the Bureau of Labor Statistics and agree to accept this preliminary data as final for purposes of calculating the adjustment to the Overburden Charge and the Miscellaneous Charge. Notwithstanding the adjustment determined in accordance with this subpart 4G, at no time shall the Overburden Charge and Miscellaneous Charge be less than the amount shown for each charge in subparts 4B and 4C.

         H. If the cost of insurance required to be carried by Contractor pursuant to Section 11 increases in any year by more than ten percent (10%) over the cost of such insurance for the immediately preceding year, Contractor shall notify Owner in writing (the Notice of Premium Increase). For a period of thirty
(30) days from the date of Notice of Premium Increase, Contractor and Owner shall negotiate in good faith to reach a mutually agreeable increase in the Price Per Ton to compensate Contractor for the increased cost of insurance applicable to this Agreement. If Owner and Contractor fail to reach a mutually agreeable increase in the Price Per Ton within such thirty (30) day period, this Agreement shall terminate one year from the date of the most recent Notice of Premium Increase.

* Confidential Information omitted and filed separately with the Securities and Exchange Commission.

5. MINING AND DELIVERY

         A. Owner shall advise Contractor prior to October 1, 2003 of the tonnage of its projected 2004 Product requirements, and shall thereafter advise Contractor on or before October 1 of each year, of the tonnage of the Product it projects to require during the next calendar year. Such projections should be estimates only and Owner shall not be committed to accept deliveries of such amounts. Owner shall use reasonable efforts to advise Contractor promptly in the event of any change in its annual requirements projections for any year.

         B. Owner and Contractor shall communicate regularly, and Contractor shall ensure the availability of Product for delivery hereunder on an "as needed" basis. Owner shall use its best efforts (to the extent feasible) to space evenly its actual orders of the Product, and Contractor shall be obligated to fill such orders.

         C. Owner and Contractor shall jointly prepare and agree on a plan for the efficient mining of Product from the Owner's Lands and the Contractor's Lands (the "Mining Plan"). In the event of any dispute regarding the Mining Plan, the Owner shall make the final determination as to how properties will be mined.

         D. Risk of loss and title for all Product mined from the Contractor's Lands shall pass to Owner upon delivery to Owner's plant in Wilkinson County, Georgia.

6. PAYMENT

         Invoices for Product mined and delivered hereunder shall be sent to Owner on a monthly basis. Payment for the Product mined and delivered hereunder shall be net thirty (30) days from date of invoice.

         Owner has advanced to Contractor the sum of $1,000,000 as a prepayment of Royalty Charge which shall become due for Product mined from the Contractor's Lands pursuant to this Agreement. Owner shall be entitled to credit such prepayment against Royalty Charge which would otherwise be due and shall not be required to pay any Royalty Charge until the full amount of such prepayment has been applied against the Royalty Charge otherwise payable hereunder.

7. ASCERTAINMENT OF WEIGHT

         The weight of the Product delivered shall be determined by weighing on state-certified scales located at Owner's manufacturing facility in Wilkinson County, Georgia. Invoices shall include a copy of the weight-ticket covering the Product being invoiced.

8. WARRANTY

         Contractor warrants that the kaolin material when delivered to the Plant will conform to all chemical and physical properties for the Product listed in Exhibit A hereto. Contractor warrants that the Product delivered hereunder shall be free of contaminants and other foreign substances rendering the Product unsuitable for the economic use of

Owner. In the event that kaolin material delivered to Owner does not conform to all chemical and physical properties listed in Exhibit A hereto, or is contaminated with foreign substances, all such non-conforming kaolin material shall be removed by Contractor and there shall be no invoice issued by Contractor for the non-conforming kaolin material.

9. OWNER'S LANDS; RESERVED ORE & CONTRACTOR'S REPRESENTATION OF TITLE AND INDUCEMENTS TO OWNER:

         A. Contractor's Lands. Contractor hereby represents that it holds title to or the right to mine crude Product located on the real property listed herein (herein called the "Contractor's Lands") which will be reserved by Contractor for sale to Owner:

Property                                             Tons of Product

(a)  Approximately 70 acres described                2,000,000+ tons
     on Exhibit B

(b)  8 acres described                                500,000 tons
     on Exhibit C

(c)  101.6 acres described on Exhibit D            Back Up Tonnage Only

(d)  the Allen Tract described on Exhibit E.

         Contractor covenants that it has a good and marketable title, in fee simple or leasehold estate, to the Contractor's Lands, that there are no liens, mortgages or encumbrances against the same and Contractor warrants the title to all Product which Owner, its successors and assigns may remove or receive from the Contractor's Lands for processing and/or sale as against the lawful claims of all persons whomsoever. Contractor shall provide to Owner evidence, such as a current title report or title insurance commitment, of (i) Contractor's good and marketable title to the portions of the Contractor's Lands which Contractor owns in fee simple and (ii) Contractor's lessor's good and marketable title to the portions of the Contractor's Lands as to which Contractor holds a leasehold estate. Also, Contractor shall provide to Owner a copy of the lease agreement covering those portions of the Contractor's Lands as to which Contractor holds a leasehold estate and letter signed by the lessor in the form of Exhibit F attached hereto. Contractor further covenants that hereafter Contractor will not create nor permit the existence of any liens or encumbrances against the minerals or surface which will in any way adversely affect the rights of Owner hereunder. Upon any default of Contractor with respect to the covenants and warranties herein contained, it is agreed that the Owner shall have the privilege of paying-off, discharging and satisfying any such lien or encumbrance and that the amount of any such payment or payments made by Owner for such purposes, together with interest thereon at the prime rate (as published in the Wall Street Journal on the date of default declaration) plus two (2) per cent per year, may be deducted by Owner from the payments herein provided to be paid to the Contractor.

         Contractor further warrants that (a) Contractor has a good and lawful right, and full power to convey the Product on the Contractor's Lands and to authorize entry for the purposes(s) herein set forth, that the same are free from all encumbrances; (b) the Contractor's Lands connect to adjacent public roads and all present exits and entrances to the Contractor's Lands via adjacent public roads are without restriction; (c) Contractor is not a party to any litigation affecting the Contractor's Lands, the Product thereon, or Contractor's rights to sell the Product on said Contractor's Lands or any interest therein and the Contractor knows of no litigation or threatened litigation affecting the said Product and/or the Contractor's Lands; (d) Contractor has no knowledge or information of any facts or circumstances that would adversely affect the use of the Contractor's Lands for mining operations that are not set forth herein; and (e) that Contractor has not committed, except as otherwise set forth herein, nor will Contractor in the future commit, any act or acts which will encumber or cause a lien to be placed against said Product and/or the Contractor's Lands.

         B. Owner's Lands

                  Owner holds title to or the right to mine crude Product located on the real property which is designated from time to time by Owner (herein called the "Owner's Lands") which shall be mined by Contractor pursuant to the terms of this Agreement.

         Owner's Lands and Contractor's Lands are herein sometimes collectively called the "Subject Properties" or a "Property".

10. INDEMNIFICATION

         To the fullest extent permitted by law, the Contractor shall indemnify and hold harmless the Owner, and agents and employees of Owner from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions or breach of this Agreement by the Contractor or anyone directly or indirectly employed by Contractor or anyone for whose acts Contractor may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by the negligence of a party indemnified hereunder.

11. INSURANCE

         The Contractor shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Subject Properties are located such insurance as will protect the Contractor and Owner from claims set forth below which may arise out of or result from the Contractor's operations under this Agreement and for which the Contractor may be legally liable, whether such operations be by the Contractor or by a subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

         A. claims under workers' or workmen's compensation, disability benefits and other similar employee benefit acts which are applicable to the Work to be performed;

         B. claims for damages because of bodily injury, occupational sickness or disease, or death of the Contractor's employees;

         C. claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor's employees;

         D. claims for damages insured by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Contractor, or (2) by another person;

         E. claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom;

         F. claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

         G. claims involving contractual liability insurance applicable to the Contractor's obligations under Paragraph 10.

         The insurance required by this paragraph shall be written for not less than limits of liability specified herein or required by law, whichever coverage is greater. Coverages shall be written on an occurrence basis and shall be maintained without interruption from date of commencement of the Work until date of termination of this Agreement.

         Certificates of Insurance acceptable to the Owner shall be filed with the Owner prior to commencement of the Work. These Certificates and the insurance policies required by this Paragraph 11 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner. Contractor shall provide evidence of continued insurance on the anniversary date of each policy of insurance.

         Contractor shall maintain worker's compensation in at least the minimum amount stipulated under the Georgia worker's compensation statutes, including Employers Liability with a limit of at least:

Statutory - Georgia Benefits

Employer's Liability         $100,000 Each Accident
                             $1,000,000 Disease - Policy Limit
                             $1,000,000 Disease - Each Employee

         Contractor shall maintain Commercial General Liability, written on an occurrence basis, including Contractor's Liability; Independent Contractors Liability; Contractual Liability; Completed Operations and Products Liability; Personal Injury Coverage and broad form Property Damage extended to apply to completed operations; and no property damage liability exclusions pertaining to loss by explosion, collapse or underground damage.

         Bodily Injury and Property Damage Liability:

            General Aggregate per Project                      $2,000,000

            Products Completed Operations Aggregate            $2,000,000

            Personal and Advertising Injury                    $1,000,000

            Each Occurrence                                    $1,000,000

         Products Completed Operations shall be maintained for a minimum period of one (1) year after final payment.

           Umbrella/Excess Liability:

            Annual Aggregate                                   $5,000,000

            Each Occurrence                                    $5,000,000

         Automobile Liability including non-ownership and hired car coverage as well as owned vehicles:

           Bodily Injury and Property Damage:

            Combined Single Limit                              $1,000,000

         Contractor shall not commence Work at the Subject Properties under this Agreement until it has obtained all required insurance and until such insurance has been approved by the Owner. Approval of the insurance by the Owner shall not relieve or decrease the liability of the Contractor hereunder. Certificates of Insurance shall be filed with the Contractor prior to commencing Work.

         The required insurance shall be written by a Company licensed to do business in the state in which the Subject Properties are located, at the time the policy is issued. In addition, the Company shall be acceptable to the Owner. All liability insurance policies shall name Owner additional insured, IT BEING THE INTENT THAT SUCH POLICIES AFFORD CONTRACTOR AND OWNER COVERAGE AGAINST THEIR

NEGLIGENCE ARISING OUT OF PERFORMANCE OF THE WORK, and shall provide that coverage of Owner thereunder is primary in the event of overlapping coverage which may be carried by Owner.

         The Contractor shall not cause any insurance to be canceled nor permit any insurance to lapse. All insurance policies shall include a clause to the effect that the policy shall not be canceled or reduced, restricted or limited until thirty (30) days after the Owner has received written notice. Certificates of insurance shall contain transcripts from the proper office of the insurer, evidencing in particular those insured, the extent of insurance, the location and operations in which the insurance applies, the expiration date and the above mentioned notice of cancellation clause. An acceptable Certificate of Insurance Form shall be insurance industry standard ACORD Form 27.

         All insurance policies supplied by Contractor shall include a waiver of any right of subrogation of the insurers thereunder against Owner and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment of otherwise, in respect of any liability of any person or entity insured under any such policy.

12. FORCE MAJEURE

         A. The term "Force Majeure" as used herein shall mean acts of God, natural calamities, acts of the public enemy, blockades, insurrections, strikes, slowdowns, riots, wars, disorders, civil disturbances, fires, explosions, storms, floods, landslides, washouts, labor or material shortages, boycotts, breakdowns or damage to plants, equipment or facilities, interruptions to transport, embargoes, acts of military authorities, acts of local or federal governmental agencies or regulatory bodies, court actions, arrests and constraints and, without limitation by enumeration, any other cause or causes not reasonably within the control and without the fault or negligence of the party affected which wholly or partly prevents the mining, processing, loading or transportation of Product by Contractor or the receiving, transporting, accepting or using of the Product by Owner.

         B. If because of Force Majeure, either party hereto is unable to carry out its obligations under this Agreement and if such party shall promptly give to the other written notice of such Force Majeure, including a complete description thereof, then the obligation of the party giving such notice shall be suspended to the extent made necessary by Force Majeure and during its continuance; provided, however, that the party giving such notice shall use its best efforts to eliminate such Force Majeure insofar as possible with a minimum of delay. No event of Force Majeure shall relieve Owner of its obligation to make payments due for Product delivered by Contractor under this Agreement.

13. EVENTS OF DEFAULT

         In the absence of the existence of force majeure as defined in paragraph 12, if any of the following events ("Events of Default") shall occur and be continuing:

         A. Any amount due hereunder, unless being disputed in good faith, shall remain unpaid for thirty (30) days after becoming due, and the party adversely affected shall have delivered a notice to the party owing such amount stating the amount due and unpaid, and the party owing (and not disputing same in good faith) shall not have paid such amount within thirty (30) days after the delivery of such notice; or

         B. Contractor shall fail or refuse to provide to Owner the amount of Product as specified from time to time hereunder by Owner at the time requested by Owner; or

         C. Any deliveries of kaolin materials to Owner hereunder shall fail to meet the quality specifications provided in Exhibit A; or

         D. Any other covenant, obligation or agreement by either party hereunder shall not be performed or observed within twenty (20) days after written notice of the nonperformance thereof shall have been delivered to the nonperforming party by the other party; or

         E. Either party shall:

                  (1) Fail to pay any judgment in an amount which would materially affect the net worth of such party within sixty (60) days after issuance of a writ of execution upon such final judgment;

                  (2) Apply for or consent to the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets;

                  (3) Make a general assignment for the benefit of its creditors;

                  (4) Be adjudicated bankrupt or insolvent, or file a voluntary petition in bankruptcy;

                  (5) File a petition or an answer seeking reorganization under any insolvency law; or

                  (6) File an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or

         F. An order, judgment or decree shall be entered by any court of competent jurisdiction approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of a party or of all or a substantial part of its assets and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) consecutive days; or

         G. Any of the representations or warranties made by a party herein shall be or become untrue in any material respect; or

         H. Contractor shall be in default under any lease of any portion of the Contractor's Lands after expiration of any cure periods permitted by the lease;

then the party adversely affected by such Event of Default shall, in addition to other remedies available to such party at law or in equity, have any one (1) or more of the following remedies:

                  (1) The party adversely affected by such Event of Default may by written notice delivered to the other party decline to perform under this Agreement until such Event of Default shall have been cured or shall no longer exist, without relieving the defaulting party of any of its obligations hereunder;

                  (2) The party adversely affected by such Event of Default may, effective upon twenty (20) days' written notice to such effect delivered to the other party, terminate this Agreement without relieving the other party from any liability which shall have accrued or attached on or prior to the effective date of such termination; and/or

                  (3) If Contractor is in default for failure to deliver Product at the time requested or for delivering kaolin materials failing to meet quality specifications, Owner may recover all damages caused by such failure or Owner may purchase such quantities of Product from another source and Contractor shall reimburse Owner within twenty (20) days from invoice for any additional cost incurred by Owner above the Price Per Ton determined as provided herein for the Product which Contractor failed to deliver and for any costs incidental to obtaining such other supply. Termination of this Contract for any of the causes herein contained shall be without prejudice to any other right or remedy provided by this Contract or at law or in equity. Failure of either Owner or Contractor immediately to exercise its rights in any Event of Default will not constitute waiver of the injured party's rights. Both parties agree to use their best efforts to minimize the amount of damages that may be incurred as the result of an Event of Default.

14. NOTICE

         All notices under this Contract required or permitted to be given by Owner to Contractor and all payments to be made by Owner to Contractor hereunder shall be delivered personally to Contractor or sent to Contractor at Contractor's address: Arcilla Mining & Land Co., P.O. Box 1371, Milledgeville, Georgia 31061, or at such other address as Contractor may hereafter furnish (by "Notice" as hereinafter described) to Owner.

         All notices herein required or permitted to be given by Contractor to Owner shall be sent by registered or certified United States mail, return receipt requested, addressed to Owner at CARBO Ceramics Inc., Attn. Paul G. Vitek, 6565 MacArthur Boulevard, Suite

1050, Irving, TX 75039, or at such other address as Owner may hereafter furnish (by "Notice" as hereinafter described) to Contractor.

15. ENTIRE AGREEMENT

         This written instrument contains the entire agreement between the parties hereto concerning the subject matter hereof, and there are no other understandings or agreements between said parties or either of them in respect hereto. No change, addition to or waiver of the terms and provision hereof shall be binding upon either party unless approved in writing by an authorized representative of such party, and no modifications shall be effected by the acknowledgment or acceptance of forms containing other or different terms and conditions. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

16. ASSIGNMENT

         This Agreement shall be binding on the legal successors of the parties hereto, but shall not otherwise be assignable by either party without the written consent of the other.

17. INDEPENDENT CONTRACTOR

         Contractor shall be considered an independent contractor and shall not be considered a partner, employee, agent or servant of Owner.

18. APPLICABLE LAW

         This Agreement and the language used herein shall be construed and enforced in accordance with the laws of the State of Georgia.

19. MEMORANDUM OF THIS AGREEMENT

         Contractor and Owner agree to execute and record in the real property records of the county where the Contractor's Lands are located a memorandum of this Agreement.

20. REPLACEMENT. This Agreement supercedes and replaces that certain Raw Materials Requirements Agreement dated November 18, 1997, between Owner and Contractor.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                            ARCILLA MINING & LAND CO.



                            By  /s/ TED SMITH
                                -----------------------------------
                                Ted Smith
                                President & C.E.O.


                            CARBO CERAMICS INC.



                            By  /s/ PAUL G. VITEK
                                -----------------------------------
                                Paul G. Vitek
                                Sr. Vice President, Finance & Admin.

                                    EXHIBIT A



                           RAW MATERIAL SPECIFICATION

                                       For

                             WILKINSON COUNTY PLANT


Chemistry
         Calcined Basis
         Specification(1)                                     %

         Al2O3                                              [*]

         SiO2                                               [*]

         Fe2O3                                              [*]

         TiO2                                               [*]

         CaO                                                [*]

         MgO                                                [*]

         Na2O                                               [*]

         K2O                                                [*]

Moisture                                                    [*]

Grit (+325 mesh)2                                           [*]


Notes:

1. The average properties of blended crude clay delivered must fall within these parameters such that the target specification can be met for ongoing plant operations using crude clay storage at the plant site.

2. Grit determined on a dry clay basis, percent of material not passing through 325 mesh screen is classified as grit. Unblundged clay in the +325 mesh sample does not count towards the grit level.

* Confidential Information in this Exhibit 10.8 has been omitted and filed separately with the Securities and Exchange Commission.